Exhibit 10.42

WISCONSIN ENERGY CORPORATION
TERMS and CONDITIONS GOVERNING
PERFORMANCE SHARES AWARD

1. DEFINED TERMS

All capitalized terms used in this grant and not otherwise defined herein are defined in the attached Appendix or in the Plan.

2. PERFORMANCE SHARE GRANT

The Company grants to the Employee performance share units ("Performance Shares"), the number of which is specified in the notice of grant. The Performance Shares granted under this Agreement are units that will be reflected in a book account maintained by the Company until they have been distributed as shares of common stock of the Company (the "Common Stock") under paragraph 6 or have been forfeited.

3. REGULAR VESTING OF PERFORMANCE SHARES

Except as otherwise provided in paragraph 4 below, this Performance Share grant shall be vested based upon the Company's rank in Total Shareholder Return ("TSR") over a three-year performance period beginning January 1, 2004, relative to thirty (30) benchmark electric utilities with similar characteristics. The regular vesting schedule for the Performance Share grant is as set forth in the following schedule:

Percentile Rank	Vesting %
<25th Percentile 25th Percentile Target (50th Percentile) 75th Percentile 90th Percentile or above	0% 25% 100% 125% 175%

The calculation of the Employee's vesting percentage shall be subject to the following rules:

(i) The Committee shall make appropriate changes to the percentile rank calculations to reflect corporate transactions affecting the benchmark electric utilities (e.g., corporate mergers). The Committee's determination regarding such changes shall be binding upon the Company and the Employee.

(ii) In the event that the Company's percentile rank is between the benchmarks identified in the left hand column, the vesting percentage shall be determined by interpolating the appropriate vesting percentage. For example, if the Company is the 12th best of the 30 benchmark electric utilities (or 60th percentile), the vesting percentage would be 110%, and if the Company is the 6th best of the 30 benchmark utilities (or 80th percentile), the vesting percentage would be 141.66%.

Except as provide in paragraph 4 below, any unvested Performance Shares are immediately forfeited upon the Employee's cessation of employment with the Company or a subsidiary prior to the completion of the three-year performance period.

4. SPECIAL VESTING OF PERFORMANCE SHARES

The Performance Shares shall become immediately exercisable at the Target 100% rate upon the occurrence of any of the following events (the "Special Vesting Events"):

(i) the termination of the Employee's employment with the Company or a subsidiary by reason of Disability or death, or

(ii) the occurrence of a Change in Control of the Company while the Employee is employed by the Company or a subsidiary.

Further, a prorated number of the Performance Shares shall become vested upon the termination of the Employee's employment with the Company or a subsidiary by reason of Retirement prior to December 31, 2006. The number of Performance Shares becoming vested shall be determined by multiplying the number of Performance Shares at the Target 100% rate by a fraction, with the numerator of the fraction being the number of full calendar months between Employee's Retirement and January 1, 2004 and the denominator being thirty-six (36). Therefore, if Employee retires on September 15, 2005, the number of Performance Shares becoming vested as a result of Employee's Retirement shall be equal to the number of Performance Shares at the Target 100% rate times 20/36.

5. DIVIDEND EQUIVALENTS

Whenever the Company declares a cash dividend on Common Stock, an Employee who is employed on the dividend declaration date shall be entitled to receive a cash amount determined by multiplying (a) the number of Performance Shares at the Target 100% rate on the dividend declaration date, times (b) the amount of the cash dividend paid by the Company on a share of its Common Stock. The deemed dividend equivalent shall be paid to the Employee within a reasonable period of time after the dividends are paid to Company stockholders.

6. SETTLEMENT OF PERFORMANCE SHARES

As soon as practicable after the Performance Shares become vested pursuant to paragraph 3 or 4 above, the Company shall deliver to the Employee one share of Common Stock for each Performance Share that becomes vested.

7. NON-TRANSFERABILITY; DEATH; DESIGNATED BENEFICIARY

This Performance Share grant is not transferable by the Employee otherwise than by will or the laws of descent and distribution. If the Employee dies prior to the settlement of any vested Performance Shares, the shares of Common Stock shall be issued to the Employee's "Designated Beneficiary." The "Designated Beneficiary" shall be the beneficiary or beneficiaries designated by the Employee in a writing filed with the Committee in such form and at such time as the Committee may require. In the absence of a living Designated Beneficiary, any rights or benefits that would have been exercisable by or distributable to the Employee shall be exercised by or distributed to the legal representative of Employee's estate or the person to whom the benefit passes by will or by the laws of descent and distribution.

8. REGISTRATION

If at any time during the option period the Company shall be advised by its counsel that shares to be delivered are required to be registered under the Securities Act of 1933 ("Act") or any state securities laws, or that delivery of the shares must be accompanied or preceded by a prospectus meeting the requirements of that Act or such state securities laws, the Company will use its best efforts to effect the registration or provide the prospectus within a reasonable time, but delivery of shares by the Company may be deferred until the registration is effected or the prospectus is available. The Employee shall have no interest in shares covered by this award until certificates for the shares are issued, or in lieu of certificates, shares are credited to the Employee's account in the book-entry form.

9. ADJUSTMENTS

If the Company shall at any time change the number of shares of its Common Stock without new consideration to the Company (such as by stock dividend, stock split or similar transaction), the number of Performance Shares shall be changed in proportion to the change in issued shares. If the Common Stock of the Company shall be changed into another kind of stock or into securities of another corporation, cash, evidence of indebtedness, other property or any combination thereof, whether as a result of reorganization, sale, merger, consolidation, or other similar transaction, the Committee shall cause adequate provision to be made to the Performance Shares granted hereunder.

10. WITHHOLDING

Employee may satisfy any tax withholding obligations arising with respect to the payment of dividend equivalents or the issuance of Common Stock by tendering a check to the Company for any required amount, by election to have a portion of the cash or shares that would otherwise be distributed withheld to defray all or a portion of any applicable taxes, or by election to have the Company or its subsidiaries withhold the required amounts from other compensation payable to the Employee.

11. IMPACT ON OTHER BENEFITS

The income attributable to the exercise of this option shall not be includable as compensation or earnings for purposes of any other benefit plan or program offered by the Company or its subsidiaries.

12. PLAN GOVERNS

Notwithstanding anything in this option, the terms of this option shall be subject to the terms of the Plan, a copy of which may be obtained by the Employee from the Secretary of the Company, and this option is subject to all interpretations, amendments, rules and regulations established by the Committee from time to time pursuant to the Plan.

APPENDIX

This is an appendix to the Wisconsin Energy Corporation Terms and Conditions Governing an award of Performance Shares.

As used in the Terms & Conditions, the terminology set forth below shall have the following meanings:

(a) "Total Shareholder Return" means: the calculation of total return (stock price appreciation plus reinvested dividends) for a peer utility based upon an initial investment of $100 and subsequent $100 investments at the end of each quarter during the three-year performance period.

(b) "Disability" means separation from the service of the Company or a subsidiary because of such illness or injury as renders the Employee unable to perform the material duties of the Employee's job.

(c) "Retirement" means separation from the Service of the Company or a subsidiary at or after age 60.